Free Writing Prospectus pursuant to Rule 433 dated March 20, 2026

Registration Statement No. 333-284538

Market Linked Securities — Autocallable with Contingent Downside Principal at Risk Securities Linked to the Common Stock of Blackstone Inc. due March 30, 2034

Summary of Terms		Hypothetical Payout Profile*
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)

* assumes a call premium for such call settlement date equal to the lowest possible call premium that may be determined on the pricing date

Any positive return on the securities will be limited to the applicable call premium, even if the stock closing price of the underlying stock on the applicable call date significantly exceeds the starting price. You will not participate in any appreciation of the underlying stock beyond the applicable call premium.

If the securities are not automatically called, you will have 1-to-1 downside exposure to the decrease in the price of the underlying stock and will lose more than 40%, and possibly all, of the face amount of your securities at maturity.

You should read the accompanying preliminary pricing supplement dated March 19, 2026, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

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Preliminary pricing supplement dated March 19, 2026
•
WFS product supplement no. 9 dated January 20, 2026
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $885 and $915 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your securities.

* In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.05% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Market measure:	The common stock of Blackstone Inc. (current Bloomberg ticker: “BX UN”) (the “underlying stock”)
Pricing date:	expected to be March 25, 2026
Issue date:	expected to be March 30, 2026
Final calculation day:	expected to be March 27, 2034
Stated maturity date:	expected to be March 30, 2034
Starting price:	the stock closing price of the underlying stock on the pricing date
Ending price:	the stock closing price of the underlying stock on the final calculation day
Automatic call:

if the stock closing price of the underlying stock on any call date is greater than or equal to the call threshold price, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus the call premium applicable to the relevant call date. The last call date is the final calculation day, and payment upon an automatic call on the final calculation day, if applicable, will be made on the stated maturity date.

Call threshold price:	(i) with respect to the first 24 call dates, 90.00% of the starting price and (ii) with respect to the final call date, 60.00% of the starting price
Downside threshold price:	60.00% of the starting price
Downside threshold amount:	40.00%
Call dates and call premiums:

the actual call premium and payment per security upon an automatic call that is applicable to each call date will be determined on the pricing date and will be at least the values specified in the table below

Call settlement date:	three business days after the applicable call date; provided that the call settlement date for the last call date is the stated maturity date
Payment amount at maturity (for each $1,000 face amount of your securities)	• $1,000 minus:
Underwriting discount:

up to 0.20% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 0.20% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 0.10% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.05% for each $1,000 face amount of a security WFA sells.

CUSIP:	40058YMT6
Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Considerations” in the accompanying preliminary pricing supplement

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stock, the terms of the securities and certain risks.

Call dates and Call premiums

Call Date	Call Premium	Payment per Security upon an Automatic Call
March 30, 2028	at least 34.50% of the face amount	at least $1,345.00
June 30, 2028	at least 38.813% of the face amount	at least $1,388.13
October 2, 2028	at least 43.125% of the face amount	at least $1,431.25
January 2, 2029	at least 47.438% of the face amount	at least $1,474.38
March 30, 2029	at least 51.75% of the face amount	at least $1,517.50
July 2, 2029	at least 56.063% of the face amount	at least $1,560.63
October 1, 2029	at least 60.375% of the face amount	at least $1,603.75
December 31, 2029	at least 64.688% of the face amount	at least $1,646.88
April 1, 2030	at least 69.00% of the face amount	at least $1,690.00
July 1, 2030	at least 73.313% of the face amount	at least $1,733.13
September 30, 2030	at least 77.625% of the face amount	at least $1,776.25
December 30, 2030	at least 81.938% of the face amount	at least $1,819.38
March 31, 2031	at least 86.25% of the face amount	at least $1,862.50
June 30, 2031	at least 90.563% of the face amount	at least $1,905.63
September 30, 2031	at least 94.875% of the face amount	at least $1,948.75
December 30, 2031	at least 99.188% of the face amount	at least $1,991.88
March 30, 2032	at least 103.50% of the face amount	at least $2,035.00
June 30, 2032	at least 107.813% of the face amount	at least $2,078.13
September 30, 2032	at least 112.125% of the face amount	at least $2,121.25
December 30, 2032	at least 116.438% of the face amount	at least $2,164.38
March 30, 2033	at least 120.75% of the face amount	at least $2,207.50
June 30, 2033	at least 125.063% of the face amount	at least $2,250.63
September 30, 2033	at least 129.375 of the face amount	at least $2,293.75
December 30, 2033	at least 133.688% of the face amount	at least $2,336.88
March 27, 2034	at least 138.00% of the face amount	at least $2,380.00

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, WFS product supplement no. 9, and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, WFS product supplement no. 9, and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, WFS product supplement no. 9, and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 9, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 9, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “Risk Factors” in the accompanying WFS product supplement no. 9, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

Stated Maturity Date, as the Case May Be, Will Be Capped Due to the Applicable Call Premium

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Your Securities Are Subject to Automatic Redemption
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Your Securities Do Not Bear Interest
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The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors
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We Will Not Hold Shares of the Underlying Stock for Your Benefit
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You Have No Shareholder Rights or Rights to Receive the Underlying Stock

Risks Related to Tax

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Certain Considerations for Insurance Companies and Employee Benefit Plans
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The Tax Consequences of an Investment in Your Securities Are Uncertain
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Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

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The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Offering Price Of Your Securities
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The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
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The Call Premium You Will Receive on a Call Settlement Date (Including the Stated Maturity Date) If Your Securities Are Automatically Called and the Amount You Will Receive on the Stated Maturity Date If Your Securities Are Not Automatically Called is Not Linked to the Stock Closing Price of the Underlying Stock at Any Time Other Than on the Applicable Call Date or the Final Calculation Day, as the Case May Be
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You May Lose Your Entire Investment in the Securities
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The Return on Your Securities May Change Significantly Despite Only a Small Change in the Stock Closing Price of the Underlying Stock
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The Amount You Will Receive on a Call Settlement Date or on the

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stock, the terms of the securities and certain risks.